FOR IMMEDIATE RELEASE

Norfolk Southern Board increases quarterly dividend 18 percent

NORFOLK, Va., Jan. 23, 2018 – Norfolk Southern Corporation announced that its board of directors today approved an 18 percent increase in its quarterly dividend on the company’s common stock, from 61 to 72 cents per share.

“This dividend increase demonstrates the board’s confidence in Norfolk Southern’s ability to invest in our business and in technology to grow and provide service to our customers, while returning capital to our shareholders consistent with our Strategic Plan,” said James A. Squires, Norfolk Southern chairman, president, and CEO.

The dividend is payable March 10, to shareholders of record on Feb 2.

Since its inception in 1982, Norfolk Southern has paid dividends on its common stock for 142 consecutive quarters.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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